Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Second Quarter of 2005 Revenue and Net Income Exceed
the Prior Quarter and Year Ago Quarter
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., July 27, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced second quarter of 2005 revenue of $172.7 million, net income of $29.9 million, diluted earnings per share of $0.93 and record level finished disk shipments of 27.6 million units. Second quarter 2005 financial results significantly exceeded both the prior quarter and year ago quarter.
First quarter 2005, finished disk shipments were 22.2 million units, net income was $18.5 million, and diluted earnings per share was $0.59 on $140.3 million of revenue. Revenue, net income and diluted earnings per share in the second quarter of 2004 were $101.1 million, $8.4 million and $0.28, respectively.
T.H. Tan, Komag’s chief executive officer stated, “Overall demand for our products from all four of our major drive customers was extremely strong during the second quarter of 2005, leading to record finished media unit shipments of 27.6 million. Finished media shipments and total revenue increased for all four customers over the first quarter levels. Total revenue increased by 23% and net income increased by 62% from the prior quarter. In addition, we increased our cash, cash equivalents and short-term investments balance by 25% to $145.9 million during the second quarter of 2005.”
Net income in the second quarter of 2005 included a one-time gain of approximately $1 million from the sale of an idle building in Eugene, Oregon.
Second Quarter Review
Sales to Maxtor, Hitachi Global Storage Technologies, Seagate and Western Digital accounted for 30%, 25%, 21% and 19% of total revenue in the second quarter of 2005, respectively. Finished disk shipments for desktop and consumer electronics applications together represented 93% of Komag’s second quarter 2005 unit shipment volume. The remaining 7% of finished disk shipments in the second quarter of 2005 were disks for high-end server drives.
High capacity 3.5 inch advanced disks at 100GB and greater represented approximately 20% of Komag’s total finished disk shipments in the second quarter. These disks are primarily targeted for multi-platter consumer applications. These rapid growing applications include PVR, DVR, HDTV, external storage and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 12% of total sales in the second quarter of 2005. Komag is the world’s largest hard disk aluminum substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. In addition, the high quality of the Company’s substrates has led to continuing market opportunities to sell substrates externally.
“During the second quarter, we increased finished media capacity to approximately 27 million per quarter from 25 million capacity in the prior quarter by upgrading equipment and increasing productivity. We would like to thank all Komag employees for the extraordinary efforts to increase capacity through excellent productivity and yield performance,” said Mr. Tan.
Business Outlook
“Overall demand remains very strong entering the traditionally seasonally stronger second half of the year. As we are currently running at full manufacturing capacity of approximately 27 million disks per quarter, we expect revenue to be similar to the prior quarter. Net margin in the third quarter is currently expected to be approximately 16%, without giving effect to any potential impact of exchange rates.
Based on very strong demand that currently exceeds our manufacturing capacity and expected continuing strong overall market growth, we are in the process of expanding our capacity by approximately 4 million disks per quarter. We expect initial incremental capacity from this expansion in the fourth quarter of 2005 and total capacity of approximately 31 million disks per quarter by the end of the first quarter of 2006.
Additionally, we plan to further expand capacity during 2006 at our current manufacturing sites in Malaysia, in an attempt to keep up with the growing demand for media. This further additional capacity is expected to be available beginning in the second quarter of 2006 with total capacity of approximately 40 million disks per quarter by the end of 2006.
Our current capacity expansion plans are based on strategic supply agreements with several of our customers. As part of these agreements, Komag has made certain commitments to increase capacity and our customers have agreed to make certain pre-payments for media to help mitigate the cash impact of the capital spending required for us to increase capacity. We believe that these arrangements with our customers are the right strategy to allow for prudent capacity increases to meet the increasing demand for media. We expect to fund the capital spending for the capacity expansions from cash generated from operations and the pre-payment arrangements. Total capital spending for 2005 is currently expected to be approximately $200 million.
Komag is committed to continuing to support the growing demand for digital storage by maintaining our low cost manufacturing structure, providing advanced technology products and providing rational capacity increases, as appropriate with strategic supply arrangements with our customers, all with the goals of growing our business and providing financial returns to our shareholders,” said Mr. Tan.
On July 21, 2005, Malaysia removed its currency peg to the US dollar in favor of a managed float system. As a result, the portion of the Company’s spending in Malaysian ringgit will be subject to exchange rate fluctuation, which could impact operating results.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the third quarter of 2005 will be flat to up 2% higher than the second quarter of 2005, the Company’s expectation that net margin will be approximately 16% in the third quarter of 2005, the expectation of an improvement in product mix to higher capacity disks in the third quarter, the Company’s ability to increase capacity during 2005 and 2006 and the expected amounts of such increased capacity, the Company’s projected capital spending of approximately $200 million in 2005, the Company’s expectation that the capital spending for the capacity expansions will be funded from cash generated from operations and the pre-payment arrangements, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in continued increased demand trends, the benefits of its increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	July 3, 2005	April 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
Net Sales	$172,740	$140,275	$101,139	$313,015	$224,724
Cost of Sales	124,660	105,212	79,510	229,872	166,166

Gross Profit	48,080	35,063	21,629	83,143	58,558
Gross Profit %	27.8%	25.0%	21.4%	26.6%	26.1%
Research, Development, and Engineering Expense	12,834	11,155	9,043	23,989	20,665
Selling, General, and Administrative Expense	5,787	5,535	3,908	11,322	9,262
Gain on Disposal of Assets	(1,360)	(389)	(210)	(1,749)	(400)

Operating Income	30,819	18,762	8,888	49,581	29,031
Interest Income	1,044	750	228	1,794	509
Interest Expense	(442)	(441)	(445)	(883)	(2,307)
Other Expense, Net	(23)	(28)	(17)	(51)	(67)

Income before Income Taxes	31,398	19,043	8,654	50,441	27,166
Provision for Income Taxes	1,505	516	286	2,021	825

Net Income	$29,893	$18,527	$8,368	$48,420	$26,341

Net Income %	17.3%	13.2%	8.3%	15.5%	11.7%

Basic Net Income per Share	$1.04	$0.66	$0.30	$1.70	$0.98

Diluted Net Income per Share	$0.93	$0.59	$0.28 (1)	$1.53	$0.89 (1)

Basic Shares Outstanding	28,834	28,261	27,526	28,549	26,892

Diluted Shares Outstanding	32,668	32,313	31,553 (1)	32,274	30,621 (1)

(1)	Previously reported diluted earnings per share for quarterly and year-to-date periods in 2004 have been adjusted to reflect the Emerging Issues Task Force (EITF) Issue No. 04-08 “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF 04-08 became effective during the fourth quarter of 2004. Accordingly, diluted shares have been adjusted to include 3.0 million shares of common stock issuable upon conversion of the Company’s $80.5 million 2.0% subordinated convertible notes. For the three months ended July 4, 2004, reported diluted earnings per share have been adjusted from $0.29 to $0.28. For the six months ended July 4, 2004, reported diluted earnings per share have been adjusted from $0.94 to $0.89.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	July 3, 2005	January 2, 2005
	(Unaudited)	(NOTE 1)
ASSETS

Cash, Cash Equivalents and Short-term Investments	$145,911	$104,110
Net Receivables	92,077	79,213
Inventories	48,299	35,815
Prepaid Expenses and Deposits	2,927	1,815

Total Current Assets	289,214	220,953

Property, Plant and Equipment, Net	227,110	205,642
Other Intangible Assets, Net	537	1,523
Other Assets	2,900	2,977

TOTAL ASSETS	$519,761	$431,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$58,550	$43,082
Other Liabilities	33,238	19,887

Total Current Liabilities	91,788	62,969

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	1,281	—

Common Stock	260,689	242,241
Deferred Stock-Based Compensation	(8,393)	(91)
Retained Earnings	93,896	45,476

TOTAL STOCKHOLDERS’ EQUITY	346,192	287,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$519,761	$431,095

NOTE 1: The Consolidated Balance Sheet at January 2, 2005 was derived from the audited financial statements.